Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS

YEAR TO DATE AND THIRD QUARTER RESULTS

WAYNE, NJ – October 18, 2006 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today nine months and third quarter results for 2006. Net income for the nine months ended September 30, 2006 was $125.6 million compared to $119.2 million for the same period in 2005, an increase of 5.4 percent. Fully diluted earnings per common share were $1.07 for the nine months ended September 30, 2006, compared to $1.05 per common share for the nine months ended September 30, 2005. All common share data is adjusted to reflect a five percent stock dividend issued on May 22, 2006.

Net income for the third quarter of 2006 was $43.9 million compared to $41.9 million for the third quarter of 2005, an increase of 4.6 percent. Fully diluted earnings per common share were $0.37 for the third quarter of 2006, compared to $0.36 per common share in the same quarter of 2005.

Set forth below are highlights of several significant events that occurred during the third quarter of 2006:

•	Total interest income on a fully tax equivalent basis increased $6.8 million as the tax equivalent yield on average total loans improved by 27 basis points.

•	Net interest margin on a fully tax equivalent basis declined four basis points from the second quarter to 3.44 percent primarily due to an increase in funding costs.

•	Cash flow hedges that effectively converted $300 million prime-based floating rate commercial loans to a fixed rate since July 2004 expired on August 1, 2006. The expiration is expected to have a positive impact on Valley’s net interest income.

•	Release of previously established income tax reserves of $11.2 million (See “Income Tax Expense” Section below).

•	An impairment loss totaling $4.7 million before income taxes was primarily the result of management’s decision to sell $132.0 million in low yielding mortgage-backed securities classified as available for sale at September 30, 2006. These securities were sold in the fourth quarter.

•	Valley repurchased approximately 474 thousand of its common shares at an average price per share of $25.68 pursuant to its publicly announced repurchase plan on May 14, 2003.

•	Three new branches were opened during the quarter, including two offices in Manhattan.

Valley National Bancorp (NYSE: VLY)

2006 Third Quarter Earnings

October 18, 2006

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Despite the inverted yield curve and a challenging loan and deposit gathering environment, Valley recorded strong shareholder returns during the quarter with an annualized average return on tangible shareholders’ equity that exceeded 23.0 percent. We believe our focus on structuring the balance sheet in a manner which optimizes long-term returns and diligent management operating expense levels will continue to greatly benefit our shareholders.

Under current economic conditions, we are concerned about the future profitability and possible viability of some business and consumer credit facilities in our marketplace. Accordingly, we encouraged approximately $50 million in various types of lending relationships to move to other financial institutions during the third quarter. While none of these relationships were impaired or delinquent, we believe within a slowing economy each company could be susceptible to future earnings pressure. We believe Valley’s proactive strategy is prudent in the current credit cycle, as recently evidenced by the Chapter 11 filing of a local New Jersey builder. Now is not the time for a Bank to be expanding the loan portfolio with marginal credits.

Our funding needs through deposits lessened during the quarter due to a slight decline in the loan portfolio and our continued reduction of the investment securities portfolio through normal principal paydowns. As a result, higher cost municipal deposits decreased approximately $84 million during the quarter, while management focused on retaining consumer and commercial deposit relationships with the potential for expanded account services. We do not expect a significant expansion of the deposit portfolio, until loan demand with Valley’s historical credit characteristics accelerates.

Valley’s net interest margin remained relatively stable during the period, contracting four basis points from the second quarter of 2006. The margin contraction mainly reflects the competitive deposit pricing within our markets, and we anticipate continued pressure on the margin during the fourth quarter.

In the current interest rate environment, we believe targeted repurchases of Valley’s common shares is an attractive use of shareholders’ capital. As a result, we actively repurchased common shares during the third quarter and continue do so in the fourth quarter. In the fourth quarter of 2006, Valley repurchased approximately 654 thousand common shares at an average price per share of $25.76 as of October 17, 2006.

Valley remains committed to providing exceptional financial services and products to attract new customers and better serve our existing customers. In September, we announced the addition of real time reporting and processing capabilities for business and government clients managing their banking activities on VNB Connect Plus, Valley’s on-line business banking platform. We anticipate a positive response from customers on this new level of cash management functionality rarely provided by other financial institutions.

Additionally, Valley’s focused branch expansion within one hour of our headquarters in Wayne, New Jersey yielded seven new branch offices, including two in Manhattan, since the beginning of 2006. We anticipate opening four more offices by year-end. Our expansion strategy is to find the most

Valley National Bancorp (NYSE: VLY)

2006 Third Quarter Earnings

October 18, 2006

attractive building sites to fill in and expand our presence in neighboring counties, including Kings and Queens Counties in New York. While these new offices immediately add franchise value, the additional operating costs will have a negative impact on non-interest expense in the near-term.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $99.2 million for the third quarter of 2006, a $5.4 million decrease from the same quarter of 2005 and a decrease of $807 thousand from the linked quarter ended June 30, 2006. The decrease during the quarter was mainly a result of an increase in funding costs of $7.6 million, or 29 basis points, from the second quarter of 2006.

The net interest margin on a tax equivalent basis was 3.44 percent for the third quarter of 2006, a decline of four basis points from the linked quarter ended June 30, 2006. The yield on average total loans continued to improve as the third quarter of 2006 yield equaled 6.76 percent, an increase of 62 basis points from the same period a year ago and a 27 basis point increase from the second quarter of 2006.

Valley’s cost of total deposits remained relatively low by industry standards at 2.43 percent for the third quarter of 2006 compared to 2.11 percent for the three months ended June 30, 2006. The increase of 32 basis points was within management’s expectations given the competitive rate environment and the average federal funds rate increased approximately 35 basis points from the second quarter.

Non-Interest Income

Non-interest income declined $6.0 million from the second quarter of 2006, totaling approximately $13.4 million for the three months ended September 30, 2006. The decline is mainly due to net losses on securities transactions of $4.7 million for the third quarter of 2006 compared to net gains on securities transactions of $553 thousand for the second quarter of 2006. The $4.7 million represents an impairment loss recognized on certain mortgage-backed and equity securities held available for sale. Net gains on sale of loans and service charges on deposit accounts declined $350 thousand and $167 thousand, respectively, due to lower activity compared to the linked quarter ended June 30, 2006.

Non-interest income decreased $5.9 million from $19.3 million for the same period in 2005. Net gains on securities transactions declined $5.1 million from a year ago due to the $4.7 million loss described above. Net gains on sale of loans declined $322 thousand from a year ago due to lower loan activity during the period. Fees from loan servicing decreased $248 thousand to $1.5 million for the third quarter of 2006 compared to the same period in 2005 mainly due to smaller balances of loans serviced resulting from refinance and payoff activity. However, bank owned life insurance income increased $233 thousand, or 12.8 percent, primarily due to a higher yield on the underlying investment securities.

Valley National Bancorp (NYSE: VLY)

2006 Third Quarter Earnings

October 18, 2006

Non-Interest Expense

Non-interest expense increased $3.7 million, or 5.9 percent to $65.6 million for the third quarter of 2006 from $61.9 million for the linked quarter ended June 30, 2006. Salary and employee benefits increased $2.3 million due to increased accruals for health care insurance, incentive compensation, and pension costs. Net occupancy and equipment expense increased $812 thousand due to additional expenses related to Valley’s branch expansion and seasonally higher utilities expense. Professional and legal fees also increased $1.0 million from the linked quarter mainly due to fees related to tax planning. However, other non-interest expense decreased $367 thousand from the linked quarter primarily due to customer events and postage for additional customer mailings during the second quarter of 2006.

Non-interest expense increased by $4.1 million, or 6.7 percent to $65.6 million for the quarter ended September 30, 2006 from $61.5 million for the quarter ended September 30, 2005. Salary and employee benefits increased $1.9 million largely due to increased accruals for health care insurance, incentive compensation, and pension costs in the third quarter of 2006, as well as Valley’s branch expansion. Advertising expense was higher by $877 thousand from last year due to an increase in promotional programs during 2006. Net occupancy and equipment expense increased $719 thousand from last year due to Valley’s branch expansion, which includes, among other things, additional rents, utilities, real estate taxes, and depreciation charges in connection with investments in technology and facilities. Professional and legal fees also increased $532 thousand from last year mainly due to fees related to tax planning.

Income Tax Expense

Valley maintains a reserve related to certain tax positions and strategies that management believes contain an element of uncertainty. Periodically, Valley evaluates its tax positions and strategies to determine whether the reserve continues to be appropriate. Management, as part of its periodic assessment, reduced its income tax reserve by $11.2 million during the third quarter of 2006. The assessment was based upon the passing of the statute of limitations and completion of its most recent income tax examination. As a result, the effective tax rate was approximately zero percent for the three months ended September 30, 2006 compared to 29.6 percent for same period one year ago.

For the fourth quarter of 2006, Valley anticipates an effective tax rate of approximately 27.0 percent, compared to 17.6 percent for the nine months ended September 30, 2006. The rate is projected based upon management’s judgment regarding future results and could vary due to changes in income, tax planning strategies and federal or state income tax laws.

Loans and Deposits

During the quarter, loans decreased $22.6 million, or 0.3 percent to approximately $8.3 billion at September 30, 2006. The linked quarter decline in loans is mainly comprised of decreases in commercial, residential mortgage and consumer loans of $49.1 million, $11.5 million and $4.0 million, respectively, partially offset by a $42.9 million increase in commercial mortgage loans. The

Valley National Bancorp (NYSE: VLY)

2006 Third Quarter Earnings

October 18, 2006

decrease in commercial loans was mainly due to lower loan volumes and approximately $50.0 million in certain customer relationships which moved to other financial institutions.

During the quarter, deposits decreased $104.4 million, or 1.2 percent from $8.6 billion at June 30, 2006, primarily due to a decline in municipal deposits of approximately $84.0 million. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Credit Quality

Net loan charge-offs for the third quarter of 2006 were $2.0 million compared to $1.0 million for the third quarter of 2005, and $3.3 million for the second quarter of 2006. The decrease in net loan charge-offs from the linked quarter is mainly due to two non-accrual commercial loans totaling $2.2 million that were charged-off in the second quarter of 2006. The provision for loan losses was $1.6 million for the third quarter of 2006 compared to $1.1 million for the third quarter of 2005, and $3.1 million for the second quarter of 2006. Total non-performing assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $34.7 million, or 0.42 percent of loans at September 30, 2006 up from $31.7 million or 0.38 percent at June 30, 2006. The increase from the prior quarter is primarily due to the addition of one commercial loan relationship totaling $3.6 million to non-accrual loans as of September 30, 2006.

Loans past due 90 days or more and still accruing at September 30, 2006 were $2.1 million, or 0.02 percent of $8.3 billion of total loans, compared to $6.8 million at September 30, 2005 and $7.4 million at June 30, 2006. Total loans past due in excess of 30 days were 0.69 percent of total loans at September 30, 2006 compared with 0.65 percent at June 30, 2006.

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 18.43 percent and 18.20 percent for the three months ended September 30, 2006 and 2005, respectively. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible shareholders’ equity was 23.77 percent and 23.94 percent, respectively, for the three months ended September 30, 2006 and 2005. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the third quarter of 2006 and 2005, annualized return on average assets was 1.42 percent and 1.37 percent, respectively.

Valley’s risk-based capital ratios were 10.69 percent for Tier 1 capital, 12.56 percent for total capital and 8.24 percent for Tier 1 leverage at September 30, 2006.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 167 offices in 109 communities serving 12 counties throughout northern and central New Jersey and Manhattan.

Valley National Bancorp (NYSE: VLY)

2006 Third Quarter Earnings

October 18, 2006

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share data)	2006	2005	2006	2005
FINANCIAL DATA:
Net income	$43,882	$41,942	$125,579	$119,201
Net interest income	97,557	102,888	294,435	297,321
Net interest income - FTE (2)	99,171	104,611	299,388	302,431
Weighted Average Number of Shares Outstanding (3):
Basic	116,895,752	116,818,835	116,877,573	113,582,165
Diluted	117,494,842	117,218,362	117,368,775	114,020,411
Per share data (3):
Basic earnings	$0.38	$0.36	$1.07	$1.05
Diluted earnings	0.37	0.36	1.07	1.05
Cash dividends declared	0.22	0.21	0.64	0.62
Book value	8.40	7.86	8.40	7.86
Tangible book value (1)	6.57	5.99	6.57	5.99
Closing stock price - high	27.00	23.37	27.00	25.23
Closing stock price - low	25.04	21.62	22.06	21.62
FINANCIAL RATIOS:
Net interest margin	3.39%	3.60%	3.42%	3.67%
Net interest margin - FTE (2)	3.44	3.66	3.47	3.74
Annualized return on average assets	1.42	1.37	1.36	1.38
Annualized return on average shareholders’ equity	18.43	18.20	17.70	19.17
Annualized return on average tangible shareholders’ equity (1)	23.77	23.94	22.90	23.17
Efficiency ratio (4)	59.07	50.31	54.30	49.98
AVERAGE BALANCE SHEET ITEMS:
Assets	$12,323,642	$12,255,800	$12,291,372	$11,538,118
Interest earning assets	11,522,678	11,420,341	11,493,958	10,789,348
Loans	8,307,228	7,962,189	8,234,559	7,480,054
Interest bearing liabilities	9,446,002	9,308,938	9,387,284	8,776,015
Deposits	8,485,862	8,644,289	8,458,860	8,122,319
Shareholders’ equity	952,212	921,977	946,227	828,993

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2006	2005	2006	2005
ALLOWANCE FOR LOAN LOSSES:
Beginning of period	$75,696	$75,059	$75,188	$65,699
Provision for loan losses	1,618	1,125	6,029	2,802
Charge-offs	2,408	1,889	7,647	5,153
Recoveries	456	885	1,792	2,580
Additions from acquisitions	—	—	—	9,252
End of period	$75,362	$75,180	$75,362	$75,180

			As of September 30,
			2006	2005
BALANCE SHEET ITEMS:
Assets			$12,438,555	$12,483,716
Loans			8,313,087	8,081,812
Deposits			8,466,870	8,690,535
Shareholders’ equity			978,593	918,127

CAPITAL RATIOS:
Tier 1 leverage ratio			8.24%	7.75%
Risk-based capital - Tier 1			10.69	10.13
Risk-based capital - Total Capital			12.56	12.03

ASSET QUALITY:
Non-accrual loans			$32,117	$24,192
Other real estate owned			1,240	1,628
Other repossessed assets			1,312	898
Total non-performing assets			34,669	26,718
Loans past due 90 days or more and still accruing			2,068	6,816

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.42%	0.33%
Allowance for loan losses to loans			0.91	0.93
Annualized net charge-offs to average loans			0.09	0.05

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Valley’s management believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of Valley, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

•	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by common shares outstanding.

•	Return on average tangible shareholders’ equity is computed by dividing net income by average shareholders’ equity less average goodwill and average other intangible assets.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except for share data)	2006	2005	2006	2005
Common shares outstanding	116,474,672	116,790,029	116,474,672	116,790,029

Shareholders’ equity	$978,593	$918,127	$978,593	$918,127
Less: Goodwill and other intangible assets	(213,434)	(219,007)	(213,434)	(219,007)

Tangible shareholders’ equity	$765,159	$699,120	$765,159	$699,120

Tangible book value	$6.57	$5.99	$6.57	$5.99

Net income	$43,882	$41,942	$125,579	$119,201

Average shareholders’ equity	952,212	921,977	946,227	828,993
Less: Average goodwill and other intangible assets	(213,679)	(221,124)	(215,014)	(142,972)

Average tangible shareholders’ equity	$738,533	$700,853	$731,213	$686,021

Annualized return on average tangible shareholders’ equity	23.77%	23.94%	22.90%	23.17%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects a five percent stock dividend issued on May 22, 2006.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statements of Financial Condition (Unaudited)

(in thousands, except for share data)

	September 30, 2006	December 31, 2005
Assets
Cash and due from banks	$212,606	$246,119
Interest bearing deposits with banks	10,253	13,926
Federal funds sold	71,000	—
Investment securities:
Held to maturity, fair value of $1,168,778 at September 30, 2006 and $1,218,081 at December 31, 2005	1,187,570	1,229,190
Available for sale	1,888,983	2,038,894
Trading securities	1,906	4,208

Total investment securities	3,078,459	3,272,292

Loans held for sale	1,149	3,497
Loans	8,313,087	8,130,457
Less: Allowance for loan losses	(75,362)	(75,188)

Net loans	8,237,725	8,055,269

Premises and equipment, net	198,421	182,739
Bank owned life insurance	187,081	182,789
Accrued interest receivable	64,760	57,280
Due from customers on acceptances outstanding	11,072	11,314
Goodwill	181,497	179,898
Other intangible assets, net	31,937	37,456
Other assets	152,595	193,523

Total assets	$12,438,555	$12,436,102

Liabilities
Deposits:
Non-interest bearing	$1,957,749	$2,048,218
Interest bearing:
Savings, NOW and money market	3,560,674	4,026,249
Time	2,948,447	2,495,534

Total deposits	8,466,870	8,570,001

Short-term borrowings	394,837	582,575
Long-term borrowings	2,499,205	2,245,570
Bank acceptances outstanding	11,072	11,314
Accrued expenses and other liabilities	87,978	94,732

Total liabilities	11,459,962	11,504,192

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 173,139,309 shares; issued 116,942,942 shares at September 30, 2006 and 116,985,373 shares at December 31, 2005	41,264	39,302
Surplus	883,938	741,456
Retained earnings	85,150	177,332
Accumulated other comprehensive loss	(19,734)	(24,036)
Less: Treasury stock, at cost, 468,270 common shares at September 30, 2006 and 92,320 shares at December 31, 2005	(12,025)	(2,144)

Total shareholders’ equity	978,593	931,910

Total liabilities and shareholders’ equity	$12,438,555	$12,436,102

*	Share data reflects a five percent common stock dividend issued May 22, 2006.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$140,317	$122,084	$401,417	$334,461
Interest and dividends on investment securities:
Taxable	35,131	37,370	107,121	107,570
Tax-exempt	2,926	3,119	8,973	9,255
Dividends	1,479	1,179	4,270	3,300
Interest on federal funds sold and other short-term investments	1,312	247	2,107	644

Total interest income	181,165	163,999	523,888	455,230

Interest Expense
Interest on deposits:
Savings, NOW and money market	19,886	16,129	55,774	36,836
Time	31,573	18,162	79,389	46,820
Interest on short-term borrowings	4,318	4,298	13,871	11,417
Interest on long-term borrowings	27,831	22,522	80,419	62,836

Total interest expense	83,608	61,111	229,453	157,909

Net Interest Income	97,557	102,888	294,435	297,321
Provision for loan losses	1,618	1,125	6,029	2,802

Net interest income after provision for loan losses	95,939	101,763	288,406	294,519
Non-Interest Income
Trust and investment services	1,794	1,603	5,407	4,799
Insurance premiums	2,893	3,004	8,311	9,067
Service charges on deposit accounts	5,771	5,875	17,299	16,739
(Losses) gains on securities transactions, net	(4,712)	361	(3,205)	2,679
Gains on trading securities, net	324	353	1,002	1,260
Fees from loan servicing	1,461	1,709	4,537	5,271
Gains on sales of loans, net	179	501	1,373	1,568
Bank owned life insurance	2,053	1,820	6,095	5,132
Other	3,682	4,091	11,382	11,492

Total non-interest income	13,445	19,317	52,201	58,007

Non-Interest Expense
Salary expense	28,109	27,371	81,678	78,817
Employee benefit expense	7,915	6,774	21,800	20,552
Net occupancy and equipment expense	11,951	11,232	34,675	31,131
Amortization of other intangible assets	2,165	2,275	6,536	6,351
Professional and legal fees	3,085	2,553	7,083	6,400
Advertising	2,402	1,525	6,651	5,958
Other	9,940	9,748	29,816	28,392

Total non-interest expense	65,567	61,478	188,239	177,601

Income before income taxes	43,817	59,602	152,368	174,925
Income tax (benefit) expense	(65)	17,660	26,789	55,724

Net Income	$43,882	$41,942	$125,579	$119,201

Weighted Average Number of Common Shares Outstanding:*
Basic	116,895,752	116,818,835	116,877,573	113,582,165
Diluted	117,494,842	117,218,362	117,368,775	114,020,411
Earnings Per Common Share:*
Basic	$0.38	$0.36	$1.07	$1.05
Diluted	0.37	0.36	1.07	1.05
Cash Dividends Declared Per Common Share*	0.22	0.21	0.64	0.62

*	Share data reflects a five percent common stock dividend issued May 22, 2006.

Valley	National Bancorp

    (Dollars in thousands)

	Loan Portfolio
	For the periods ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
Commercial Loans	$1,443,539	$1,492,688	$1,449,207	$1,449,919	$1,414,639

Construction	514,842	515,683	456,478	471,560	459,935
Residential Mortgage	2,082,233	2,093,694	2,099,696	2,083,004	2,061,366
Commercial Mortgage	2,354,791	2,311,897	2,298,239	2,234,950	2,230,586

Total Mortgage Loans	4,951,866	4,921,274	4,854,413	4,789,514	4,751,887

Home Equity	577,587	570,500	559,118	565,960	571,441
Credit Card	8,490	8,279	8,061	9,044	8,764
Automobile	1,229,450	1,234,005	1,194,749	1,221,525	1,233,125
Other Consumer	102,155	108,946	95,252	94,495	101,956

Total Consumer Loans	1,917,682	1,921,730	1,857,180	1,891,024	1,915,286

Total Loans	$8,313,087	$8,335,692	$8,160,800	$8,130,457	$8,081,812

Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and

Net Interest Income on a Tax Equivalent Basis

	Quarter End - 9/30/06			Quarter End - 6/30/06			Quarter End - 3/31/06			Quarter End - 12/31/05			Quarter End - 9/30/05
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,307,228	$140,355	6.76%	$8,243,355	$133,710	6.49%	$8,151,381	$127,472	6.26%	$8,106,582	$127,026	6.27%	$7,962,189	$122,127	6.14%
Taxable investments (3)	2,830,076	36,610	5.17%	2,919,614	37,107	5.08%	2,990,948	37,674	5.04%	3,115,049	39,196	5.03%	3,114,714	38,549	4.95%
Tax-exempt investments (1)(3)	285,387	4,502	6.31%	292,738	4,577	6.25%	297,505	4,726	6.35%	301,445	4,731	6.28%	313,324	4,799	6.13%
Federal funds sold and other interest bearing deposits	99,987	1,312	5.25%	45,313	573	5.06%	17,624	222	5.04%	59,887	600	4.01%	30,114	247	3.28%

Total interest earning assets	11,522,678	182,779	6.35%	11,501,020	175,967	6.12%	11,457,458	170,094	5.94%	11,582,963	171,553	5.92%	11,420,341	165,722	5.80%
Other assets	800,964			793,821			797,420			827,871			835,459

Total assets	$12,323,642			$12,294,841			$12,254,878			$12,410,834			12,255,800

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,666,485	$19,886	2.17%	$3,853,598	$18,865	1.96%	$3,916,783	$17,023	1.74%	$4,206,136	$18,620	1.77%	$4,249,153	$16,129	1.52%
Time deposits	2,900,781	31,573	4.35%	2,683,610	26,095	3.89%	2,529,421	21,721	3.43%	2,482,182	20,781	3.35%	2,430,264	18,162	2.99%
Short-term borrowings	386,034	4,318	4.47%	415,298	4,142	3.99%	565,787	5,411	3.83%	584,695	5,099	3.49%	555,043	4,298	3.10%
Long-term borrowings	2,492,702	27,831	4.47%	2,410,614	26,887	4.46%	2,339,703	25,701	4.39%	2,192,011	24,250	4.43%	2,074,478	22,522	4.34%

Total interest bearing liabilities	9,446,002	83,608	3.54%	9,363,120	75,989	3.25%	9,351,694	69,856	2.99%	9,465,024	68,750	2.91%	9,308,938	61,111	2.63%
Non-interest bearing deposits	1,918,596			1,966,216			1,939,995			1,973,843			1,964,872
Other liabilities	6,832			19,487			22,870			48,387			60,013
Shareholders’ equity	952,212			946,018			940,319			923,580			921,977

Total liabilities and shareholders’ equity	$12,323,642			$12,294,841			$12,254,878			$12,410,834			$12,255,800

Net interest income/interest rate spread (4)		99,171	2.81%		99,978	2.87%		100,238	2.95%		102,803	3.01%		104,611	3.17%

Tax equivalent adjustment		(1,614)			(1,641)			(1,697)			(1,700)			(1,723)

Net interest income, as reported		$97,557			$98,337			$98,541			$101,103			$102,888

Net interest margin (5)			3.39%			3.42%			3.44%			3.49%			3.60%
Tax equivalent effect			0.05%			0.06%			0.06%			0.06%			0.06%

Net interest margin on a fully tax equivalent basis (5)			3.44%			3.48%			3.50%			3.55%			3.66%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest income as a percentage of total average interest earning assets.